Calculation of Filing Fee Tables
S-4
Movano Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.0001 par value per share	Other	49,148,812		$ 163.83	0.0001381	$ 0.02
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 163.83		$ 0.02
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.02
Offering Note
[1]	Rule 457(f) Fee Calculation Details (a) Amount Registered: Relates to common stock, $0.0001 par value per share, of Movano Inc., a Delaware corporation ("Movano"), issuable to holders of common stock, $0.00001 par value per share, preferred stock, par value $0.00001 per share ("Preferred Stock"), and warrants exercisable into Preferred Stock of Corvex, Inc., a Delaware corporation ("Corvex"), in the proposed merger of Thor Merger Sub Inc., a Delaware corporation ("Merger Sub") and a direct, wholly owned subsidiary of Movano, with and into Corvex, with Corvex surviving as a wholly owned subsidiary of Movano, and Corvex being the surviving corporation of the merger pursuant to the Agreement and Plan of Merger, dated as of November 6, 2025, by and among Movano, Corvex and Merger Sub (the "Merger Agreement"). The amount of common stock of Movano to be registered includes the estimated maximum number of shares of common stock of Movano that are expected to be issued (or become issuable) pursuant to the merger, without taking into account the effect of achieving the Earnout Target (as defined in the Merger Agreement).. (b) Maximum Aggregate Offering Price: Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. Corvex is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the Corvex securities expected to be exchanged in the proposed merger. Amount of Securities to be Received or Cancelled Value per Share of Securities to be Received or Cancelled Total Value of Securities to be Received or Cancelled Cash Consideration Received by the registrant Cash Consideration (Paid) by the registrant Maximum Aggregate Offering Price 46,596,711 $163.83 $163.83

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A